Exhibit 10.30

UP TO A MAXIMUM AGGREGATE PRINCIPAL AMOUNT OF: US$9,500,000.00

PETROTEQ ENERGY INC.

(Amalgamated under the laws of the Province of Ontario)

DEBENTURE

Petroteq Energy Inc. (hereinafter referred to as the "Debtor"), for value received hereby acknowledges itself indebted and promises to pay to Bay Private Equity Inc., having an address at 7250 Keele Street, Suite 410, Concord, Ontario, L4K 1Z8 (the "Holder"), on September 17, 2019, or such earlier date as the Principal Amount then outstanding may become due and payable (subject to and in accordance with the terms, conditions and provisions of Schedule "A" attached hereto and forming a part hereof) (the "Maturity Date"), the Principal Amount in lawful money of the United States at the foregoing address of the Holder, or at such other place or places within the United States, as may be designated by the Holder from time to time by notice in writing to the Debtor (together with all costs and expenses that may become payable to the Holder in accordance with Schedule "A"). The Debtor will pay interest on the Principal Amount outstanding at a rate of 10.0% per annum, calculated on the basis of a 365-day or 366- day year, as the case may be (collectively, the “Obligations”). Accrued but unpaid interest on the advanced and outstanding Principal Amount will be payable by the Debtor monthly in arrears on the last business day of each month and on the Maturity Date (if the Maturity Date is not the last business day of a month).

IN WITNESS WHEREOF, the Debtor and the Holder have executed and delivered this Debenture as of September 17, 2018.

PETROTEQ ENERGY INC.

By:	/s/ Alex Blyumkin
Name:	Alex Blyumkin
Title:	Executive Chairman
I have authority to bind the Debtor to this Debenture.

BAY PRIVATE EQUITY INC.

By:	/s/ Robert Klimov
Name:	Robert Klimov
Title:	Director
I have authority to bind the Holder to this Debenture.

SCHEDULE "A"

The following terms and conditions are applicable to the Debenture of Petroteq Energy Inc. made in favour of the Holder.

ARTICLE 1 INTERPRETATION

1.1	Definitions

Whenever used in this Debenture, unless there is something in the subject matter or context inconsistent therewith, the following words and terms shall have the indicated meanings, respectively:

"this Debenture", "the Debenture", "Debenture", "hereto", "herein", "hereby", "hereunder", "hereof" and similar expressions refer to the debenture represented hereby and not to any particular Article, Section, Subsection, clause, subdivision or other portion hereof and include any and every instrument supplemental or ancillary hereto and every debenture issued in replacement hereof.

"business day" means a day that is not a Saturday or Sunday, a civic or statutory holiday in the City of Los Angeles, California or any day on which the Federal Reserve Bank of New York is closed.

"Change of Control" means:

a)	the acceptance by holders of Common Shares, representing in the aggregate more than fifty percent (50%) of the outstanding Common Shares, of any offer, whether by way of a takeover bid or otherwise, for not less than fifty percent (50%) plus one (1) of the outstanding Common Shares;

b)	the acquisition hereafter, by whatever means, of ownership or control of more than fifty percent (50%), in aggregate, of all issued and outstanding Common Shares by any Person or Persons acting in concert except pursuant to a corporate reorganization or business combination in which the current shareholders of the Debtor control the Person that acquires the Debtor;

c)	the passing of a resolution by the board of directors or shareholders of the Debtor to substantially liquidate its assets or wind-up its business or the commencement of proceedings for such a liquidation, winding-up or re-arrangement (except where such re-arrangement is part of a bona fide reorganization of the Debtor in circumstances where the business of the Debtor is continued and where the shareholdings remain substantially the same following the re-arrangement as they existed prior to the re-arrangement);

d)	the sale by the Debtor of all or substantially all of its assets; or

e)	a change in the board of directors of the Debtor such that immediately following any meeting of shareholders or directors of the Debtor, fifty-one percent (51%) or more of the individuals comprising the board of directors are not persons who were directors of the Debtor immediately prior to such meeting.

"Common Share" or "Common Shares" means the common shares in the capital of the Debtor, as constituted on the date hereof.

"Debtor" means Petroteq Energy Inc., a body corporate amalgamated under the laws of the Province of Ontario and includes any successor corporation to or of the Debtor within the meaning of Section 2.6.

"Debtor's Auditors" or "Auditors of the Debtor" means an independent firm of chartered or certified public accountants duly appointed as auditors of the Debtor.

“Default Interest Rate” has the meaning set forth in Section 3.2 hereof.

"Director" means a director of the Debtor for the time being and "directors" or "board of directors" means the board of directors of the Debtor or, if duly constituted and whenever duly empowered, the executive committee of the board of directors of the Debtor for the time being, and reference to action by the directors means action by the directors of the Debtor as a board or action by the said executive committee as such committee.

"Event of Default" means any event specified in Section 3.1, which has not been waived, cured or remedied.

"Holder" shall have the meaning ascribed to such term on the face page of this Debenture.

"Initial Drawdown" means the initial US$100,000 advance by the Holder to the Debtor in accordance with the terms of this Debenture.

"Mandatory Default Amount" means the payment of one hundred twenty percent (120%) of the outstanding Principal Amount of this Debenture and accrued and unpaid interest hereon, in addition to the payment of all other amounts, costs and expenses due in respect of this Debenture.

"Maturity Date" shall have the meaning ascribed to such term on the face page hereof.

"Person" includes individuals, partnerships, corporations, companies or other business or legal entities.

"Principal Amount" means the principal amount advanced and outstanding of this Debenture from time to time.

"Subsequent Drawdown" means each advance by the Holder to the Debtor following the Initial Drawdown made at the option of the Debtor in accordance with the terms of this Debenture.

"Subsidiary" or "Subsidiary Debtor" means Petroteq Energy CA, Inc., Petroteq Oil Recovery, LLC and TMC Capital, LLC, and any direct or indirect subsidiary of the Debtor (1) that is organized or formed in the United States (or under the laws of any state thereof) after the date hereof, and (2) in or as to which the Debtor, directly or indirectly, owns greater than fifty percent (50%) of the assets or voting securities.

"Successor Debtor" has the meaning ascribed to such term in Section 2.6.

1.2	Interpretation

Whenever used in this Debenture, words importing the singular number only shall include the plural and vice versa and words importing the masculine gender shall include the neuter or the feminine gender and vice versa.

1.3	Headings, Etc.

The division of this Debenture into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Debenture.

1.4	Day Not a Business Day

In the event that any day on or before which any action is required to be taken hereunder is not a business day, then such action shall be required to be taken on or before the requisite time on the next succeeding day that is a business day.

1.5	Calculation of interest

For purposes of the Interest Act (Canada), (i) whenever any interest or fee under this Debenture is calculated using a rate based on a year of 365 days or 366 days, as the case may be, the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate based on a year of 365 days or 366 days, as the case may be, (y) multiplied by the actual number of days in the calendar year in which the period for which such interest or fee is payable (or compounded) ends, and (z) divided by 365 or 366, as the case may be, (ii) the principle of deemed reinvestment of interest does not apply to any interest or fee calculation under this Debenture, and (iii) the rates of interest stipulated in this Debenture are intended to be nominal rates and not effective rates or yields.

1.6	Currency

All references to currency herein shall be to lawful money of United States.

ARTICLE 2 COVENANTS

The Debtor hereby covenants and agrees with the Holder as long as any part of the Principal Amount is outstanding as follows:

2.1	To Pay Principal Amount and Interest

The Debtor will duly and punctually pay or cause to be paid to the Holder the Principal Amount of and interest accrued on this Debenture on the dates, at the places and in the manner described in this Debenture.

2.2	To Carry on Business

Subject to the express provisions hereof, the Debtor will carry on and conduct its business in a proper and efficient manner consistent with past practice and, subject to the express provisions hereof, it will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and rights.

2.3	To Maintain Accurate Books and Records

The Debtor will keep and maintain proper books of account and records accurately covering all material aspects of the business affairs of the Debtor.

2.4	Notice of Event of Default

The Debtor will give notice in writing forthwith to the Holder of the occurrence of any Event of Default or other event that, with lapse of time and/or giving of notice or otherwise, would be an Event of Default, forthwith promptly upon becoming aware thereof, but no later than two (2) business days after becoming aware thereof, and specifying the nature of such default and/or Event of Default and the steps taken to remedy the same.

2.5	Change of Control

The Debtor will give notice of any Change of Control to the Holder as soon as reasonably practicable following the occurrence of any event constituting a Change of Control. The Debtor will as soon as reasonably practicable following the occurrence of a Change of Control (and, in any event, within thirty (30) business days of the occurrence of the applicable Change of Control) offer to purchase this Debenture (for cash), at a price equal to the Principal Amount then advanced and outstanding plus all accrued but unpaid interest to the date of tender and to accept this Debenture for purchase if the same is properly tendered by the Holder on or prior to the date that is thirty (30) business days following the date of delivery of the foregoing offer to purchase.

2.6	Successor Debtor

The Debtor shall not, directly or indirectly, sell, lease, transfer or otherwise dispose of all or substantially all of its property and assets as an entirety to any other corporation (any such other corporation being herein referred to as a “Successor Debtor”), unless the successor corporation shall execute, prior to or contemporaneously with the consummation of any such transaction, an agreement to evidence the assumption by the Successor Debtor of the due and punctual payment of this Debenture and the interest thereon and all other moneys payable hereunder and its agreement to observe and perform all the covenants and obligations of the Debtor under this Debenture.

ARTICLE 3 DEFAULT

3.1	Events of Default

The happening of any one or more of the following events shall be considered an event of default:

(a)	the Debtor defaults in the payment of the Principal Amount when the same becomes due and payable under any provision hereof;

(b)	the Debtor defaults in the payment of any interest or other monies due pursuant to the Debenture and such default continues for a period of five (5) business days;

(c)	the Debtor or any Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, or (ii) is adjudicated as insolvent or bankrupt;

(d)	the Debtor or any Subsidiary (i) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (ii) makes an assignment for the benefit of its creditors, or (iii) consents to the appointment of a custodian, receiver, trustee, liquidator, sequestrator or other officer with similar powers with respect to it or with respect to any substantial part of its property;

(e)	a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Debtor or any Subsidiary, a custodian, receiver, trustee, liquidator, sequestrator or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Debtor or any Subsidiary or any such petition shall be filed against the Debtor or any Subsidiary, and such petition shall not be dismissed within sixty (60) days;

(f)	if any proceedings are commenced against the Debtor or any Subsidiary under the Bankruptcy and Insolvency Act (Canada) or under the Winding-Up Act (Canada) or any other similar legislation and not discharged within sixty (60) days or if the Debtor or any Subsidiary makes a proposal under insolvency or restructuring statutes; or

(g)	if the Debtor shall fail to observe or perform any other covenant or condition herein contained on its part to be observed or performed and after notice in writing has been given by the Holder to the Debtor specifying such default and requiring the Debtor to rectify the same, the Debtor shall fail to rectify such failure within a period of five (5) business days unless the Holder shall have agreed to a longer period and in such event within such longer period agreed to by the Holder.

3.2	Enforcement

Upon the occurrence of any Event of Default described in Section 3.1(c), (d), (e) or (f) of this Debenture, the entire advanced and outstanding Principal Amount and accrued and unpaid interest on this Debenture shall become immediately due and payable without any declaration or other act on the part of the Holder at the Mandatory Default Amount. After the occurrence of any Event of Default that results in the eventual acceleration of this Debenture, the interest rate on this Debenture shall accrue at an additional interest rate equal to the lesser of one and one-quarter percent (1.25%) per month (fifteen percent (15.0%) per annum) (the “Default Interest Rate”) or the maximum rate permitted under applicable law. Upon the occurrence of any Event of Default described in Section 3.1(c), (d), (e) or (f) of this Debenture, the Holder need not provide, and the Debtor hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law.

Upon the occurrence of any Event of Default other than such Events of Default described in Section 3.1(c), (d), (e) or (f) hereof that is continuing, the Holder may, upon notice to the Debtor, declare all or any portion of the outstanding Principal Amount and accrued and unpaid interest of this Debenture to be due and payable, whereupon such amount shall be and become immediately due and payable by the Debtor at the Mandatory Default Amount and the Default Interest Rate (or the maximum rate permitted under applicable law), without further notice, demand, protest or presentment of any kind by the Holder, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law.

Upon the payment in full of the Mandatory Default Amount, the Holder shall promptly surrender this Debenture to or as directed by the Debtor. Such acceleration may be rescinded and annulled by the Holder at any time prior to payment hereunder and the Holder shall have all rights as a holder of the Debenture until such time, if any, as the Holder receives full payment pursuant to this Section 3.2. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

3.3	No Implied Waiver

The rights of the Holder (whether arising under this Debenture, any other agreement or at law or in equity) will not be capable of being waived or varied otherwise than by an express waiver or variation in writing, and in particular any failure to exercise or any delay in exercising any of such rights will not operate as a waiver or variation of that or any other such right; any defective or partial exercise of any of such rights will not preclude any other or further exercise of that or any other such right, and no act or course of conduct or negotiation on the part of the Holder or on its behalf will in any way preclude the Holder from exercising any such right or constitute a suspension or any variation of any such right.

3.4	Rights Cumulative

The rights, remedies and powers conferred by this Article 3 are in addition to, and not in substitution for, any other rights, remedies or powers that the Holder may have under this Debenture, at law, in equity, or by any other statute or agreement. The Holder may proceed by way of any action, suit or other proceeding at law or in equity that the Holder is entitled to and no right, remedy or power of the Holder will be exclusive of or dependent on any other. The Holder may exercise any of its rights, remedies or powers separately or in combination and at any time.

ARTICLE 4 DRAWDOWNS

4.1	Obligation to make Initial Drawdown

The Holder shall advance the Initial Drawdown to the Debtor upon the execution and delivery of this Debenture on the date hereof. Failure to advance the Initial Drawdown to the Debtor on the date hereof shall result in an immediate and automatic cancellation of this Debenture and the Holder shall immediately (and in any event not later than the business day immediately following the date hereof) return the original copy of this Debenture to the Debtor for cancellation.

4.2	Option to make Subsequent Drawdowns

So long as no Event of Default exists, the Holder shall, upon five (5) business days' written notice from the Debtor, make Subsequent Drawdowns available to the Debtor in the amounts requested by the Debtor, up to the maximum aggregate Principal Amount. Notwithstanding anything to contrary herein, the Debtor shall not require, and the Holder shall not be obligated to make, a Subsequent Drawdown within 45 days of the last Subsequent Drawdown.

4.3	Record of Drawdown

The Debtor authorises the Holder to record on Appendix 1 to this Debenture or on any attachment to this Debenture the Initial Drawdown and all Subsequent Drawdowns, repayments, prepayments and the unpaid balance of the Principal Amount. The Debtor agrees that in the absence of manifest error, the record kept by the Holder on this Debenture or any attachment hereto shall be conclusive evidence of the matters recorded, provided that the failure of the Holder to record or correctly record any amount or date shall not affect the obligation of the Debtor to repay the Principal Amount and applicable interest in accordance with this Debenture.

ARTICLE 5 PREPAYMENT; COMMITMENT SHARES

5.1	Prepayment

The Debtor shall be entitled to prepay the Principal Amount, in whole or in part, without any premium, bonus or penalty upon five (5) business days’ notice in writing to the Holder.

5.2	Commitment Shares

(a)	In consideration for the Holder’s agreement to extend the credit to the Debtor represented by this Debenture, upon the execution and delivery of this Debenture on the date hereof, and the execution and delivery by the Holder of a Canadian Accredited Investor Certificate in form and substance reasonably acceptable to the Debtor, the Debtor agrees to issue the Holder 950,000 Common Shares (the “Commitment Shares”).

(b)	The Debtor shall deliver to the Holder a certificate representing the Commitment Shares electronically in accordance with the delivery instructions provided by the Holder. The Commitment Shares will not be registered under U.S. federal or state securities laws.

(c)	Pursuant to Canadian securities laws, the Commitment Shares will be subject to the following legend substantially in the following form and with the necessary information inserted:

"UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE <INSERT THE DATE THAT IS FOUR (4) MONTHS AND ONE (1) DAY AFTER THE CLOSING DATE>."

and, subject to the polices of the TSX Venture Exchange, may bear a legend substantially in the following form and with the necessary information inserted:

"WITHOUT PRIOR WRITTEN APPROVAL OF TSX VENTURE EXCHANGE AND COMPLIANCE WITH ALL APPLICABLE SECURITIES LEGISLATION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE TRADED ON OR THROUGH THE FACILITIES OF TSX VENTURE EXCHANGE OR OTHERWISE IN CANADA OR TO OR FOR THE BENEFIT OF A CANADIAN RESIDENT UNTIL <INSERT THE DATE THAT IS FOUR (4) MONTHS AND ONE (1) DAY AFTER THE CLOSING DATE>."

(d)	The Holder has requested that the Commitment Shares also be subject to the following legend substantially in the following form:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE COMPANY THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED, DIRECTLY OR INDIRECTLY, ONLY (A) TO THE COMPANY; (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT AND IN ACCORDANCE WITH ALL LOCAL LAWS AND REGULATIONS; (C) IN ACCORDANCE WITH THE EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS; OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, AND, IN THE CASE OF CLAUSE (C) OR (D), THE SELLER FURNISHES TO THE COMPANY AN OPINION OF COUNSEL OF RECOGNIZED STANDING IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY TO SUCH EFFECT. THE PRESENCE OF THIS LEGEND MAY IMPAIR THE ABILITY OF THE HOLDER HEREOF TO EFFECT “GOOD DELIVERY” OF THE SECURITIES REPRESENTED HEREBY ON A CANADIAN STOCK EXCHANGE.”

(e)	The legend set forth in Section 5.2(d) above with respect to U.S. securities laws shall be removed if the Holder delivers to the Debtor an opinion of counsel reasonably satisfactory to the Debtor to the effect that an exemption from the registration requirements of the U.S. Securities Act of 1933, as amended, is available.

ARTICLE 6 MISCELLANEOUS

6.1	Waiver of Presentment

The Debtor hereby expressly waives demand for payment, presentment, protest and notice of dishonour of this Debenture. Any failure or omission by the Holder to present this Debenture for payment, protest or provide notice of dishonour will not invalidate or adversely affect in any way any demand for payment or enforcement proceeding taken under this Debenture.

6.2	Release

Upon payment by the Debtor to the Holder of the Principal Amount (and all other amounts) payable by the Debtor under this Debenture the Holder shall, upon the written request of the Debtor, deliver this Debenture to the Debtor and shall execute and deliver to the Debtor any other documents as the Debtor may reasonably require to evidence the release and discharge of this Debenture.

6.3	Costs and Expenses

Except as otherwise set forth herein, all costs and expenses (including, without limitation, the fees and disbursements of legal counsel) incurred in connection with this Debenture and the transactions contemplated herein shall be paid and borne by the party incurring such costs and expenses.

6.4	Severability

If any covenant or provision herein is determined to be illegal, unenforceable or prohibited by applicable law such illegality, unenforceability or prohibition shall not affect or impair the validity of any other covenant or provision herein.

6.5	Governing Law

This Debenture shall be governed by, construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the Province of Ontario and the federal laws of Canada applicable therein. The Holder hereby irrevocably submits and attorns to the exclusive jurisdiction of the courts of the Province of Ontario in respect of any action, suit, dispute or any other proceeding arising out of or relating to this Debenture and any other agreement or instrument mentioned herein and any of the transactions contemplated thereby.

6.6	Notices

All notices, reports, directions or other instruments or communications required or permitted to be given to any party hereto by this Debenture shall be in writing and shall be sufficiently given if delivered personally by hand, by registered mail or if transmitted by facsimile or portable document format (PDF) tested prior to transmission to such party, and is effective on actual receipt unless sent (i) by registered mail in which case it shall be deemed to have been received and be effective on the date that is three (3) business days following the date of mailing, or (ii) by electronic means in which case it is effective on the business day, next following the date of transmission, addressed to the relevant party, as follows:

(a)	If to the Debtor:	If to the Debtor: 15165 Ventura Blvd., #200 Sherman Oaks, California 91403

Attention: Alex Blyumkin
Email: executive@petroteq.energy

	And a copy to:	DLA Piper (Canada) LLP
1 First Canadian Place, Suite 6000 Toronto, Ontario M5X 1E2

Attention: Robbie Grossman
Email: robbie.grossman@dlapiper.com

	If to the Holder:	Bay Private Equity Inc.
7250 Keele Street, Suite 410 Concord, Ontario L4K 1Z8

Attention: Robert Klimov
Email: robertk@bellridgecapital.com

	And a copy to:	Robinson Brog Leinwand Greene Genovese & Gluck P.C.
875 Third Avenue, 9th Floor New York, NY 10022
	Attention:	David E. Danovitch Email: ded@robinsonbrog.com

or the last address, facsimile number or email address of the addressee, notice of which was given in accordance with this Section 6.6.

6.7	Enurement

This Debenture and all its provisions shall enure to the benefit of the Holder, its heirs, executors, successors, administrators and assigns and shall be binding upon the Debtor and its successors and permitted assigns.

6.8	Time of the Essence

Time shall be of the essence of this Debenture.

6.9	Maximum Rate Permitted by Law

Under no circumstances shall the Holder be entitled to receive nor shall it in fact receive a payment or partial payment of interest, fees or other amounts under or in relation to this Debenture at a rate that is prohibited by applicable law. Accordingly, notwithstanding anything herein or elsewhere contained, if and to the extent that under any circumstances, the effective annual rate of “interest” (as defined in Section 347 of the Criminal Code (Canada)) received or to be received by a Holder (determined in accordance with such section) on any amount of “credit advanced” (as defined in that section) pursuant to these presents or any agreement or arrangement collateral hereto entered into in consequence or implementation hereof would, but for this Section 6.9, be a rate that is prohibited by applicable law, then the effective annual rate of interest, as so determined, received or to be received by the Holder on such amount of credit advanced shall be and be deemed to be adjusted to a rate that is one whole percentage point less than the lowest effective annual rate of interest that is so prohibited (the “adjusted rate”); and, if the Holder has received a payment or partial payment which would, but for this Section 6.9, be so prohibited then any amount or amounts so received by the Holder in excess of the lowest effective annual rate that is so prohibited shall and shall be deemed to have comprised a credit to be applied to subsequent payments on account of interest, fees or other amounts due to the Holder at the adjusted rate.

6.10	Transferability

This Debenture may not be assigned or transferred, in whole or in part, by the Holder except with the prior written consent of the Debtor.

6.11	Amendments

This Debenture may not be amended, modified or supplemented except in a written instrument signed by the Debtor and the Holder.

APPENDIX 1 TO THE DEBENTURE OF PETROTEQ ENERGY INC.

Advances and payments of Principal Amount

Date	Amount of Advance	Amount of Principal Paid	Unpaid Principal Balance	Notation Made by
September 17, 2018	$100,000		$100,000